Exhibit (p)(4)

Invesco Senior Secured Management, Inc.

Policies and Procedures

Code of Ethics Policy

Policy Owner:	Compliance, Management
Policy Approver:	Compliance
Version:	1.14
Last Review Date:	March 4, 2014
Next Review Date:	March 4, 2015
Review Frequency:	Annual and as needed
Applicable Authority:	Rule 204A-1 of the Investment Advisers Act of 1940
Policy Cross References:

Invesco Ltd. Code of Conduct, Invesco Insider Trading Policies; Invesco Advisers, Inc. Code of Ethics, Invesco Advisers, Inc. Political Contributions Policy;

ISSM Advertising and Marketing Policy, Information Wall and Material Non-Public Information Policy, Political Contributions Policy, and Gifts and Entertainment Policy

Overview

In our efforts to ensure that Invesco Senior Secured Management, Inc. (“ISSM”) develops and maintains a reputation for integrity and high ethical standards, it is essential not only that ISSM and its employees comply with relevant federal and state securities laws, but also that we maintain high standards of personal and professional conduct. The ISSM Code of Ethics (the “Code”) is designed to help ensure that we conduct our business consistent with these high standards.

The policies and procedures set forth in the Code apply to all employees of the firm. Failure to comply with the Code may result in disciplinary action, including termination of employment.

ISSM holds to the following principles:

•	We are fiduciaries. Our duty is at all times to place the interests of our Clients first.

•	All personal securities transactions will be conducted in such a manner as to be consistent with the Code and to avoid any actual or potential conflict of interest or any abuse of an employee’s position of trust and responsibility.

•	No employee should take inappropriate advantage of their position.

•	The fiduciary principle that information concerning the identity of security holdings and financial circumstances of any Client is confidential.

This policy is the property of Invesco Senior Secured Management, Inc. and may not be provided to any external party without express prior consent from Compliance or Legal.

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Standards of Business Conduct

In adherence to Invesco’s Code of Conduct, all Invesco employees must comply with all applicable federal and state securities laws. Employees are not permitted, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a Client:

•	To defraud such Client in any manner;

•	To engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon such a Client;

•	To engage in any manipulative practice with respect to such Client; or

•	To engage in any manipulative practice with respect to securities, including price manipulation.

Conflicts of Interest

As a fiduciary, ISSM has an affirmative duty of care, loyalty, honesty, and good faith to act in the best interests of its Clients. Compliance with this duty can be achieved by avoiding conflicts of interest and by fully disclosing all material facts concerning any conflict that does arise with respect to any Client. Employees should try to avoid any situation that has even the appearance of conflict or impropriety.

Personal Securities Transactions

All access persons are required to comply with Invesco’s policies and procedures regarding personal securities transactions. Information concerning the identity of security holdings and all material nonpublic information related to the holdings of Clients is confidential. Employees are prohibited from disclosing to persons outside the firm any material nonpublic information about any Client, the investments made by the firm on behalf of Clients, and information regarding the firm’s trading strategies, except as required to effectuate securities transactions on behalf of a client or for other legitimate business purposes.

Refer to ISSM’s Information Wall and Material Non-Public Information Policy and Invesco Advisers, Inc.’s Code of Ethics for specific requirements.

Gifts and Entertainment

A conflict of interest occurs when the personal interests of employees interfere or could potentially interfere with their responsibilities to the firm and its clients. The overriding principle is that supervised persons should not accept inappropriate gifts, favors,

This policy is the property of Invesco Senior Secured Management, Inc. and must not be provided to any external party without express prior consent from Compliance or Legal.

entertainment, special accommodations, or other things of material value that could influence their decision-making or make them feel beholden to a person or firm. Similarly, supervised persons should not offer gifts, favors, entertainment or other things of value that could be viewed as overly generous or aimed at influencing decision-making or making a client feel beholden to the firm or the supervised person.

Refer to the ISSM Gifts and Entertainment Policy for more detailed guidelines.

Political Contributions

ISSM recognizes that various laws and regulations impact the ability of ISSM and its employees to make political contributions in certain circumstances. ISSM seeks to comply with the prohibitions of Rule 206(4)-5 under the Advisers Act (the “SEC Pay to Play Rule”). ISSM also seeks to comply with all other laws that may restrict or prohibit ISSM or its employees from making certain political contributions.

Refer to the Invesco Advisers, Inc. Political Contributions Policy for more detailed guidelines.

Board of Directors

Because of the high potential for conflicts of interest and insider trading problems, investment personnel may not serve on the boards of directors of any public companies without previous approval from the Houston Code of Ethics Compliance team. If the outside business activity is approved, the employee must recuse himself or herself from making Client investment decisions concerning the particular company or issuer as appropriate, provided that this recusal requirement shall not apply with respect to certain employees that serve on corporate boards as a result of, or in connection with, Client investments made in those companies.

Marketing and Promotional Activities

All oral and written statements, including those made to clients, prospective clients, their representatives, or the media must be professional, accurate, balanced, and not misleading in any way. Any promotional materials must be pre-approved.

Refer to the ISSM Advertising and Marketing Policy for specific guidelines.

This policy is the property of Invesco Senior Secured Management, Inc. and must not be provided to any external party without express prior consent from Compliance or Legal.

Other Outside Activities

Employees are prohibited from engaging in outside business or investment activities that may interfere with their duties with the firm. Outside business affiliations, including directorships of private companies, consulting engagements, or public/charitable positions must be approved in writing by the Chief Compliance Officer (“CCO”).

Fiduciary Appointments

Approval must be obtained from the CCO before accepting an executorships, trusteeship, or power of attorney, other than with respect to a family member. Fiduciary appointments on behalf of family members must be disclosed at the inception of the relationship.

Disclosure

Employees should disclose any personal interest that might present a conflict of interest or harm the reputation of the firm.

Reporting Violations

ISSM appointed Lisa L. Gray as its CCO. All references to the CCO in this policy or other ISSM policies refer to Lisa L. Gray. All employees are required to report any material violation of the firm’s Code promptly to the CCO.

Confidentiality

All reports of potential Code breaches will be treated confidentially to the extent permitted by law and investigated promptly and appropriately. Reports may not be submitted anonymously.

Sanctions

Any violations of this ISSM and the broader Invesco Code of Ethics will result in disciplinary action that a designated person deems appropriate, including but not limited to, a warning, fines, disgorgement, suspension, demotion, or termination of employment. In addition to sanctions, violations may result in referral to civil or criminal authorities where appropriate.

This policy is the property of Invesco Senior Secured Management, Inc. and must not be provided to any external party without express prior consent from Compliance or Legal.

Definitions

Access Person - an access person is any one that may have access to client information.

Supervised Person - includes directors, officers, and partners of the firm, employees of the firm, and any other person who provides advice on behalf of the adviser and is subject to the adviser’s supervision and control.

Covered Securities - Any stock, bond, future, investment contract or any other instrument that is considered a “security” under the Investment Advisers Act. Covered securities do not include:

•	Direct obligations of the US Government (e.g., treasury securities);

•	Bankers’ acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt obligations, including repurchase agreements;

•	Shares issued by money market funds;

•	Shares of open-end mutual funds that are not advised or sub-advised by Invesco Ltd. or any of its affiliates;

•	Shares issued by unit investment trusts.

This policy is the property of Invesco Senior Secured Management, Inc. and must not be provided to any external party without express prior consent from Compliance or Legal.